Exhibit 4.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TERAFORCE TECHNOLOGY CORPORATION

(Pursuant to Section 242 of the General
Corporation Law of the State of Delaware)

     TeraForce Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

     FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by replacing Section 4.1 of ARTICLE IV in its entirety and substituting the following in lieu thereof:

     “Section 4.1. TOTAL NUMBER OF SHARES OF CAPITAL STOCK. The total number of authorized shares of capital stock of all classes which the Corporation shall have the authority to issue is 300,000,000, consisting of 250,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

Other than Section 4.1 of ARTICLE IV, ARTICLE IV shall not be changed by this Certificate of Amendment and shall remain in full force and effect.

     SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation on such amendment.

     THIRD: The Stockholders of the Corporation duly approved the above-referenced amendment.

     FOURTH: The above-referenced amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of the 19th day of May, 2004.

TERAFORCE TECHNOLOGY CORPORATION
By:	/s/ Robert P. Capps
	Name:	Robert P. Capps
	Title:	Executive Vice President and Chief Financial Officer